Exhibit 99.1

Corning Incorporated www.corning.com

News Release

FOR RELEASE –– NOVEMBER 8, 2012

Corning Announces Total Consideration

for Cash Tender Offer

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today the reference yield and total consideration for each series of debentures subject to its previously announced cash tender offer. The reference yields were determined at 2 p.m., New York City time today, Nov. 8, 2012. The total consideration for each series of debentures is based on the applicable reference yield plus a fixed spread, in each case as set forth in the table below, and is payable to holders of debentures subject to the tender offer who validly tender and do not validly withdraw their debentures before the Early Tender Date, which is 5 p.m., New York City time, today, unless extended. The total consideration also includes the Early Tender Premium set forth in the table below. All payments for debentures purchased in the tender offer will also include accrued and unpaid interest on the principal amount tendered up to, but not including, the tender offer settlement date, which is currently expected to be Tuesday, Nov. 27, 2012.

Title of Security	Acceptance Priority Level	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Tender Consideration per $1,000 Principal Amount of Debentures	Early Tender Premium(1)	Total Consideration per $1,000 Principal Amount of Debentures(2)

8.875% Debentures due August 15, 2021	1	1.625% due August 15, 2022	1.592%	140 bps	$1,418.37	$30	$1,448.37
8.875% Debentures due March 15, 2016	2	0.75% due October 31, 2017	0.643%	37.5 bps	$1,224.31	$30	$1,254.31
6.75% Debentures due September 15, 2013	3	0.75% due September 15, 2013	0.170%	0 bps	$1,022.58	$30	$1,052.58

(1)	Per $1,000 principal amount of debentures accepted for purchase. An Early Tender Premium will be paid to holders of debentures who tender, and do not validly withdraw, their debentures on or before 5 p.m., New York City time, on Nov. 8, 2012, unless extended.
(2)	Total consideration per $1,000 principal amount of debentures includes the Early Tender Premium of $30 per $1,000 principal amount of debentures.

Tendered debentures will be accepted in the order of the Acceptance Priority Levels set forth in the table above, up to an aggregate principal amount of $75,000,000. Under certain circumstances, the Company will accept tendered debentures of one or more of the series on a pro rata basis as further described in the Offer to Purchase, dated Oct. 26, 2012.

Holders of debentures subject to the tender offer must validly tender and not validly withdraw their debentures before the Early Tender Date, which is 5 p.m., New York City time, today, unless extended, to be eligible to receive the total consideration, which includes an Early Tender Premium of $30 per $1,000 principal amount of debentures tendered by such holders that are accepted for purchase. Holders of debentures subject to the tender offer who validly tender their debentures after the Early Tender Date will receive the tender consideration, which is the total consideration minus $30 per $1,000 principal amount of debentures tendered by such holders that are accepted for purchase. Holders of debentures subject to the tender offer who tender their debentures before the Early Tender Date may not withdraw their debentures after the Early Tender Date, unless provided by Corning or required by law. Holders of debentures subject to the tender offer who tender their debentures after the early tender date may not withdraw their debentures, unless provided by Corning or required by law.

The terms and conditions of the tender offer, including the conditions of Corning’s obligation to accept the debentures tendered and to pay the total consideration or the tender offer consideration, as applicable, plus accrued and unpaid interest, are set forth in the Offer to Purchase and the related Letter of Transmittal. The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase. The condition that Corning consummate financing arrangements prior to the expiration date as described in the Offer to Purchase has been satisfied by Corning’s completion of its previously announced note offering.

Corning has retained J.P. Morgan Securities LLC to serve as Dealer Manager for the tender offer and has retained D.F. King & Co., Inc. to serve as information agent and tender agent for the tender offer. The Colbent Corporation is the Certificated Notes Depositary for debentures tendered by physical delivery.

Requests for documents relating to the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 or (800) 967-4607 or in writing at 48 Wall St., 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-4811 (collect).

This press release is not a tender offer to purchase or a solicitation of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Corning Incorporated by J.P Morgan Securities LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:	Investor Relations Contact:
M. Elizabeth Dann	Ann H. S. Nicholson
(607) 974-4989	(607) 974-6716
dannme@corning.com	nicholsoas@corning.com

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